Form 3 — Joint Filer Information
Exhibit 99-3

Name:	MetLife Reinsurance Company of Charleston, Trust Account B***
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Pipeline & Energy Fund, Inc.(“TTP”)
Date of Event Requiring Statement:	November 15, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Associate General Counsel
***MetLife Reinsurance Company of Charleston, Trust Account B as direct owner/purchaser of $3,000,000 Floating Rate Senior Note, Series A, Due December 15, 2016 by Metropolitan Life Insurance Company, the indirect owner and investment manager.